Exhibit 5.1

December 14, 2016

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, CA 92618

RE:	Registration Statement on Form S-3 for the Registration of 1,941,748 shares of common stock of Lantronix, Inc.

Ladies and Gentlemen:

I am Vice President and General Counsel of Lantronix, Inc., a Delaware corporation (the “Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 1,941,748 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company sold and issued by the Company to the Selling Stockholders.

I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary and appropriate for the purposes of this opinion. I am not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on such examination and the foregoing, and in reliance thereon, I advise you that, in my opinion the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

I render this opinion only with respect to the General Corporation Law of the State of Delaware, and I express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is solely intended for use in connection with the sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose without my prior written consent. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to my attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Kurt E. Scheuerman

Kurt E. Scheuerman

Vice President & General Counsel

Lantronix, Inc.